Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

AMPHENOL CORPORATION

AMPHENOL CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

1.                                      The name of the Corporation is Amphenol Corporation (hereinafter the “Corporation”). The date of filing of its original certificate of incorporation with the Secretary of State of the State of Delaware was December 19, 1986.

2.                                      This Restated Certificate of Incorporation restates and integrates and does not further amend the provisions of the certificate of incorporation of the Corporation as heretofore amended or supplemented. There is no discrepancy between the provisions of this Restated Certificate of Incorporation and the provisions of the certificate of incorporation of the Corporation as heretofore amended or supplemented. This Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware. The text of the certificate of incorporation is hereby restated to read herein as set forth in full:

FIRST: The name of the Corporation is Amphenol Corporation.

SECOND: The registered office and registered agent of the Corporation is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

FOURTH: The total number of shares of stock that the Corporation is authorized to issue is 1,000,000,000 shares of Class A Common Stock, par value $.001 each.

FIFTH: The Board of Directors of the Corporation, acting by majority vote, may alter, amend or repeal the By-Laws of the Corporation.

SIXTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

(1)                                 The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(2)                                 The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

(3)                                 The number of directors of the Corporation shall be three or more as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. At all times after December 1, 1987, not less than two directors of the Corporation shall be persons who are not officers or employees of the Corporation or any affiliate of the Corporation and are not members of the immediate family of, controlled by, or under common control with any such officer or employee. Election of directors need not be by written ballot unless the By-Laws so provide.

(4)                                 From the effective time of this Certificate of Amendment until the election of directors at the 2013 annual meeting of the stockholders of the Corporation (the “2013 Annual Meeting”), the Board shall be divided into two classes of directors: Class I and Class II. The directors elected at the 2012 annual meeting of the stockholders of the Corporation (the “2012 Annual Meeting”) will be elected for a term that expires at the 2013 Annual Meeting and shall be in Class I. Directors otherwise having a term expiring at the 2013 Annual Meeting shall be Class I directors, and directors having a term otherwise expiring at the 2014 annual meeting of the stockholders of the Corporation (the “2014 Annual Meeting”) shall be Class II directors.

(5)                                 Commencing with the election of directors at the 2013 Annual Meeting, there shall be a single class of directors, Class I, with all directors of such class having a term that expires at the 2014 Annual Meeting. The successors of the directors who, immediately prior to the 2013 Annual Meeting, were members of Class I (and whose terms expire at the 2013 Annual Meeting) shall be elected to Class I for a term that expires at the 2014 Annual Meeting, and the directors who, immediately prior to the 2013 Annual Meeting, were members of Class II and whose terms were scheduled to expire at the 2014 Annual Meeting shall become members of Class I with a term expiring at the 2014 Annual Meeting.

(6)                                 From and after the election of directors at the 2014 Annual Meeting, the board shall cease to be classified and the directors elected at the 2014 Annual Meeting (and each meeting thereafter) shall be elected for a term expiring at the next Annual Meeting.

(7)                                 Subject to the rights of the holders of any class or series of capital stock having preference over the Common Stock as to dividends or to elect directors under specified circumstances, any director, or the entire Board of Directors, may be removed from office at any time by the affirmative vote of the majority of the stockholders entitled to vote for the election of directors but only for cause.

(8)                                 In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Restated

Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

SEVENTH: Except as otherwise provided by the Delaware General Corporation Law as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this Article SEVENTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

EIGHTH: To the fullest extent permitted by the Delaware General Corporation Law, the Corporation shall indemnify any current or former director or officer of the Corporation and may, at the discretion of the Board of Directors, indemnify any current or former employee or agent of the Corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding brought by or in the right of the Corporation or otherwise, to which he was or is a party by reason of his current or former position with the Corporation or by reason of the fact that he is or was serving, at the request of the Corporation, as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be signed by its duly authorized officer, this 30th day of October, 2015.

/s/ Edward C. Wetmore
Name:	Edward C. Wetmore
Title:	Vice President, Secretary and
General Counsel